Hilary M. Weston

Ontario

Province of Ontario
Province de l'Ontario

Elizabeth the Second, by the Grace of God of the United Kingdom, Canada and Her other Realms and Territories Queen, Head of the Commonwealth, Defender of the Faith.

Elizabeth Deux, par la grâce de Dieu, Reine du Royaume-Uni, du Canada et de ses autres royaumes et territoires, Chef du Commonwealth, Défenseur de la Foi.

To all to whom these Presents shall Come, Greeting:

À tous ceux et celles qui prendront connaissance des présentes :

KNOW YE that under the MINING ACT and the regulations and subject to the limitations thereof, and in consideration of the rents, conditions and provisions hereinafter reserved and contained, WE, hereinafter referred to as the "Lessor", by these Presents do demise and lease unto

C. WARREN HUNT, hereinafter called the "Lessee", his heirs, executors, administrators and assigns,

All those parcels or tracts of Land more particularly described in the attached Schedule, hereinafter referred to as the "premises".

ALSO GRANTING, as provided under Section 53 of the Mining Act, R.S.O. 1990 Ch.M.14, as amended, all rights, title and interest in all the buildings, structures, machinery, chattels, personal property, ore, mineral, slimes and tailings located on the premises on the date of this lease.

Together with all and singular the easements, advantages and appurtenances, which are now or at any time during the term hereby granted, may be held, occupied or enjoyed therewith for the purpose of mining upon and under the said lands; and also with full power, subject to the reservations hereinafter contained, to the said Lessee and his contractors, agents and workmen to dig, sink, drive, bore, make and use excavations, pits, shafts, levels, drifts, tunnels, wells, water-courses and other works for winning, raising and removing the mines, ores and minerals in or on or under the said lands; and to make and

construct on the said lands, races, drains, dams, reservoirs, roads, tramways and railways; and to erect on the said lands all buildings, furnaces, roasting-beds, engines, pumps, machinery and appliances necessary for the purpose of winning, raising, treating and reducing the mines, ores and minerals in or on or under the said lands and for effectually carrying on all such mining and reducing works.

TO HAVE and TO HOLD the said demised premises for and during the term of thirteen years, commencing on the first day of January one thousand nine hundred and ninety-nine and from thenceforth next ensuing and fully to be complete and ended.

YIELDING and PAYING THEREFOR in lawful money of Canada unto Us, Our Heirs and Successors, in advance at the Ministry of Northern Development and Mines, Sudbury, for the first year of the said term the rent or sum of FIVE HUNDRED AND NINETY-FIVE DOLLARS AND FOURTEEN CENTS, the receipt of which is hereby acknowledged, and for each and every subsequent year of the said term in advance the annual rental as prescribed under the Mining Act, on or before the first day of January in each and every year thereafter during the said term.

PROVIDED THAT:

1. The Lessee shall and will pay the rent or charge which may be payable by him in the manner hereinbefore mentioned without any deduction whatsoever.

2. The Lessee shall and will pay all provincial, municipal and other taxes, rates, duties, royalties or assessments that are now or may at any time hereafter be imposed against the demised premises or the product thereof or the profit therefrom.

3. These presents and the term hereby created shall be subject to the provisions of the Mining Act, the Mining Tax Act, the Forest Fires Prevention Act, the Ontario Water Resources Act and any amendments thereto or regulations thereunder which have been or shall hereafter be made.

4. The premises hereby demised shall be used solely for the purposes of the mining industry, and, in default thereof, these presents may be declared void by the Lieutenant Governor in Council, as provided in the Mining Act.

5. No surface mining operations shall be carried on within 150 feet of the limits of any highway or road maintained by the Ministry of Transportation except with the consent in writing of Our Minister of Northern Development and Mines, as provided in the Mining Act.

6. Nothing whatsoever herein contained shall prevent or interfere with the free user of any public or travelled road or highway crossing the hereinbefore described premises.

7. Should the premises herein described or any part thereof be covered by navigable waters, this lease shall be subject to the provisions of the Navigable Waters Protection Act (Canada), the Beds of Navigable Waters Act and the Lakes and Rivers Improvement Act.

8. Nothing herein contained shall in any manner restrict fishing or fishing rights in any navigable waters covering the premises hereby demised and that the said Lessee shall not do any act resulting in damage to fishing or the fishing industry in the said waters or to nets or other appliances used in fishing in such waters.

9. These presents shall not vest in the Lessee any right, claim or title to the land under navigable waters which may be included within the limits of the herein described premises, but the Lessee shall have the exclusive right to extract the minerals therefrom during the term of these presents.

10. The lands herein demised are subject to the conditions in Section 91 of the Mining Act with respect to the treating and refining of ores and minerals within Canada.

11. If the rent hereby reserved or any part thereof shall remain unpaid for two years after the same shall have become legally due and payable, whether such rent shall have been legally demanded or not, these presents shall cease and determine and may be terminated by Our Minister of Northern Development and Mines.

12. If default is made in any of the provisos or conditions herein contained and such default is not remedied within sixty days after notice has been delivered or sent to the Lessee at his last known address of record in the Ministry of Northern Development and Mines setting forth such default and calling upon him to remedy the same, these presents shall cease and determine and may be terminated by Our Minister of Northern Development and Mines.

13. Upon the termination of these presents by Our Minister of Northern Development and Mines, it shall be lawful for Us, Our Heirs and Successors, to enter into and upon the same premises and to repossess the same free and clear of every claim and encumbrance.

14. The Lessee, his heirs, successors or assigns, on the termination of these presents for whatever cause may within the time provided in the Mining Act remove from the herein described premises all buildings, structures, machinery, chattels, personal property and any ore or mineral he has extracted therefrom and slimes or tailings not otherwise owned and in default of so doing within the time prescribed in the Mining Act all such buildings, structures, machinery, chattels, personal property, ore, mineral, slimes and tailings shall revert to and belong to Us, Our Heirs and Successors, and may be sold or otherwise disposed of by Our Minister of Northern Development and Mines upon such terms and conditions as he deems expedient.

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15. These presents and the term or terms hereby created shall not be transferred, assigned, mortgaged, charged, sublet, or be the subject of a debenture, without the written consent of Our Minister of Northern Development and Mines, or of some officer duly authorized by him, nor unless all fees on any such transfer have been paid.

16. If application is made therefor within ninety days of the expiry of these presents or within such further period of time as Our Minister of Northern Development and Mines may deem proper, and the provisos, terms and conditions herein contained have been fulfilled to the satisfaction of Our Minister of Northern Development and Mines, and the rent herein reserved has been paid, these presents may be renewed for a further term of twenty-one years, if considered expedient by Our Minister of Northern Development and Mines.

17. Wherever in this lease the word "Lessee" occurs it shall be construed as including Lessees and also the heirs, executors, administrators, successors, assigns and other legal representatives of the Lessee or Lessees as the case may be; and words importing the singular number only shall include more persons, parties or things than one.

ALSO PROVIDED that the Crown or its designates, without compensation, may enter upon the said lands for the purposes of trapping, harvesting, stocking or otherwise dealing with all fur-bearing animals and doing all other things necessary therefor, where such activities shall not materially interfere with any mining operations carried out upon the said premises.

SAVING, EXCEPTING AND RESERVING UNTO US, OUR HEIRS AND SUCCESSORS:

1. Ten per cent of the surface rights of the Land hereby demised for roads and the right to lay out and construct roads where the Crown or its officers may deem proper.

2. The surface rights on and over any public or colonization road or any highway crossing the Land hereby demised at the date of these Lease Letters.

3. All deposits of sand, gravel and peat together with the right of the Crown or its designates to enter and remove same without compensation.

4. Such use of the Land hereby demised for all such works as may be necessary for the development of water power and the development, transmission and distribution of electrical power, natural gas, petroleum and petroleum products, including the construction, maintenance and operation of roads, railroads, transmission lines and stations, flumes, pipelines, dams, power houses and other works and structures without any liability by Us to the Lessee.

5. The right to grant without compensation to any person or corporation the right of way necessary for the construction and operation of one or more railways over or across the Land herein leased without let or hindrance from the Lessee where such railway or railways shall not manifestly or materially interfere with the mining operations carried on upon the said premises.

6. All timber and trees standing, being or hereafter found growing upon the Land hereby leased, and the right to enter upon such Land to carry on forestry, to cut and remove any timber or trees thereon, and to make necessary roads for such purposes.

SCHEDULE

All those parcels or tracks of land and land under water in the Territorial District of Kenora Patricia Portion and Province of Ontario, containing by admeasurment 198.381 hectares (490.21 acres), be the same more or less, being composed of those parts of the said territorial district designated as parts 1 to 16, both inclusive, on a plan and field notes deposited in the Land Registry Office at Kenora as Plan 23R-7246, comprising Mining Claims KRL 510209, KRL 510208, KRL 510207, KRL 510206, KRL 510205, KRL 503358, KRL 503359, KRL 503360, KRL 503361, KRL 503362, KRL 503368, KRL 503367, KRL 503366, KRL 503365, KRL 503364 and KRL 503363, respectively.

SAVING AND EXCEPTING thereout and therefrom the surface rights only on and over strips of land along the shores of Sherman Lake and 'A' Lake, which strips of land are bounded by the waters edges of the said lakes and by lines every point of which is distant 121.92 metres (400 feet) from the nearest point in the said waters edges, containing 4.265 hectares (10.54 acres), be the same more or less.

P.L. Finos,
Surveyor General

May 13, 1998

- SURFACE AND MINING RIGHTS -

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7. The free use, passage and enjoyment of, in, over and upon all navigable waters which shall or may hereafter be found on or under or to be flowing through or upon any part of the said parcel or tract of Land hereby demised as aforesaid and reserving also right of access to the shores of all rivers, streams and lakes for all vessels, boats and persons, together with the right to use so much of the banks thereof not exceeding one chain in depth from the high watermark as may be necessary for fishery or public purposes.

GIVEN under the Great Seal of Our Province of Ontario,

WITNESS: THE HONOURABLE HILARY M. WESTON,

LIEUTENANT GOVERNOR OF OUR PROVINCE OF ONTARIO.

At Our City of Toronto in Our said Province this sixth day of January in the year of Our Lord one thousand nine hundred and ninety-nine and in the forty-seventh year of Our Reign.

BY COMMAND

Vishnu Prasad

Vishnu Prasad
Co-ordinator, Crown Land Registry
Land Management Section
Ministry of Natural Resources
for and on behalf of the
Minister of Northern Development and Mines.

---

ning Lease No. 107191

in Office File No. 106444

nd Registrar
nistry of Consumer and Commercial Relations,
ll mail duplicate to:

Warren Hunt
/o Norstar Global Finance Inc.
1 Adelaide Street West, Suite 610
ronto, Ontario
M5H 3L5
Attention: Tony Dwyer

00263953

CERTIFICATE OF RECEIPT
CERTIFICAT DE RECEPISSE
KENORA 23

'99 FEB 3 AM 11 45

[signature]

LAND REGISTRAR/REGISTRATEUR

NEW PARCEL - [illegible] DI[illegible]

NO EXECUTIONS AMC